Exhibit 99.1

The St. Joe Company Reports First Quarter 2022 Results and Declares a Quarterly Dividend Of $0.10

  Revenue increased by 57% to $64.9 million compared to $41.3 million in 2021
  Net Income increased by 319% to $13.4 million compared to $3.2 million in 2021
  Net Cash Provided by Operating Activities increased by 102% to $19.8 million compared to $9.8 million in 2021

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--April 27, 2022--The St. Joe Company (NYSE: JOE) (the “Company”) today reports first quarter 2022 results.

Revenue for the first quarter of 2022 increased by 57% to $64.9 million, as compared to $41.3 million for the first quarter of 2021. Revenue growth includes a 75% increase in real estate revenue, a 57% increase in leasing revenue and a 24% increase in hospitality revenue. Operating income increased by 267% to $20.2 million for the three months ended March 31, 2022, as compared to $5.5 million for the three months ended March 31, 2021. Net income for the first quarter of 2022 increased by 319% to $13.4 million, or $0.23 per share, compared to net income of $3.2 million, or $0.05 per share, for the same period in 2021.

Net Cash Provided by Operating Activities for the three months ended March 31, 2022, increased by 102% to $19.8 million, compared to $9.8 million for the same period in 2021. Cash Generated for Distribution or Investment (“CGFDI”), a non-GAAP measure that is detailed in the Financial Data included below, for the three months ended March 31, 2022, increased by 115% to $43.4 million, compared to $20.2 million for the same period in 2021.

On April 27, 2022, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, payable on June 9, 2022, to shareholders of record as of the close of business on May 11, 2022.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We have continued to build upon the success of 2021 by increasing revenue by 57% and net income by 319% in the first quarter of 2022, as compared to the first quarter of 2021. We also increased our dividend payout in the first quarter of 2022 by 25% while lowering our corporate and other operating expenses by 21%. All three of our reportable segments experienced significant revenue growth in the quarter. As of March 31, 2022, we had a record backlog with 2,294 homesites under contract as well as 527 Latitude Margaritaville Watersound homes under contract, which together are expected to result in sales value in excess of $400 million at closing. We have three additional hotels planned to open in 2022 which will add 415 rooms to our hotel portfolio. Further, an additional 65,000 square feet of rentable space, currently under construction and expected to be completed this year, will move the total rentable portfolio above 1 million square feet. And finally, the multi-family and senior living portfolio of completed units is approaching 1,000 units with four additional projects in construction. With so many of our projects in construction, we are excited to continue to build upon our profit growth with each new opening.”

Mr. Gonzalez continued, “While we had a strong first quarter of 2022 with demand growing across our segments, we continue to feel the impact from supply chain disruptions, which extended deliveries by a few months in residential communities like Latitude Margaritaville Watersound. It is important to point out that these delayed deliveries are a matter of timing, and they are not lost. Residential backlog continues to grow with a record number of homesites and homes. Demand continues to exceed supply. Our homebuilder partners seek more homesites and additional communities. The majority of the luxury homesites at Watersound Camp Creek went under contract within 48 hours after being released for sale on our web site: www.joe.com/community/watersound-camp-creek. Multi-family rentals continue to be occupied by tenants almost immediately upon opening. We are also expanding our rental offerings with new village townhomes.”

Mr. Gonzalez concluded, “We continue to see more buyers move into our residential and multi-family communities from a broader range of states across the country. We believe the domestic migration tailwinds will continue to support demand in our area well into the future. As stated in my recent letter to our shareholders, we believe our area is experiencing a tipping point of growth. Combined with the scale of our land holdings, entitlements, resources, management and execution capabilities, we believe we are positioned like few other diversified real estate companies for multi-generational value creation.”

Real Estate

Real estate revenue increased by 75% to $36.8 million in the first quarter of 2022, as compared to $21.0 million in the first quarter of 2021. The Company sold 181 homesites at an average price of approximately $150,000, with gross margin of 57%, in the first quarter of 2022, as compared to 203 homesites at an average price of approximately $73,000, with gross margin of 51%, in the first quarter of 2021. The difference in the average sales price, number of homesite closings and gross margin was due to the mix of sales in different communities.

As of March 31, 2022, the Company had 2,294 residential homesites under contract, which are expected to result in revenue of approximately $175.6 million over the next several years, as compared to 1,268 residential homesites under contract for $114.0 million as of March 31, 2021.

Latitude Margaritaville Watersound unconsolidated joint venture development, planned for 3,500 residential homes, had 157 net sale contracts executed in the first quarter of 2022. Since sale inception in 2021, there have been 592 net sale contracts in the community. For the first quarter of 2022, there were 18 completed home sale transactions bringing the total in the community to 65 homes. In addition, in the first quarter of 2022, there were 122 home starts, bringing the total community home starts to 354. The 527 homes under contract as of March 31, 2022, are expected to result in a sales value of approximately $243.8 million at closing.

Hospitality

Hospitality revenue increased by 24% to $16.3 million in the first quarter of 2022, as compared to $13.1 million in the first quarter of 2021. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased visitor activity. As of March 31, 2022, the Company had 2,271 members as compared to 1,722 members as of March 31, 2021. As of March 31, 2022, the Company owned (individually by the Company or through an unconsolidated joint venture) and/or managed six hotels with 524 operational hotel rooms, as compared to 250 hotel rooms as of March 31, 2021. In addition, there are five new hotels under construction planned for 646 hotel rooms, of which 415 rooms are expected to become operational in 2022. The Company plans to manage these new hotels.

Homewood Suites by Hilton hotel at the Panama City Beach Sports Complex opened to guests in March 2022. Camp Creek Inn, with expansive adjacent club amenities and The Lodge 30A are scheduled to open later this year. Embassy Suites by Hilton in the Pier Park area of Panama City Beach, Hotel Indigo in Panama City’s waterfront district and the Home2 Suites by Hilton hotel in Santa Rosa Beach will follow. In addition, Watercolor Inn is expanding with seven new suites and new amenities. When complete, operational hotel rooms and suites are expected to increase to 1,177.

The Point South Marina Bay Point, with 127 wet slips, and Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, plan to begin operations this spring. The Company is planning to build and/or operate additional marinas.

Leasing

Leasing revenue from commercial, retail, multi-family, senior living, self-storage and other properties increased by approximately 57% to $8.8 million in the first quarter of 2022, compared to the same period in 2021. As of March 31, 2022, the Company, through consolidated and unconsolidated joint ventures, had 984 completed multi-family and senior living units with an additional 668 units under construction.

Rentable space as of March 31, 2022, consisted of approximately 981,000 square feet, of which approximately 883,000, or 90%, was leased, compared to approximately 907,000 square feet as of March 31, 2021, of which approximately 780,000, or 86%, was leased. The Company has an additional 65,000 square feet of rentable space under construction which is expected to be completed in 2022.

The Company, wholly or through joint ventures, owns or operates businesses on real estate that would otherwise be leased to others. In February 2022, the Company entered into a joint venture agreement, which will be unconsolidated and operated by our joint venture partner, to sell and service golf carts and low speed electric vehicles at the new Watersound West Bay Center adjacent to the Latitude Margaritaville Watersound residential community in Panama City Beach, Florida and a sales showroom at the Watersound Town Center near the Watersound Origins residential community.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the first quarter of 2022 decreased by 21% to $5.6 million as compared to $7.1 million for the first quarter of 2021.

Liquidity

In the first quarter of 2022, the Company funded $79.0 million in capital expenditures. In addition, the Company paid $5.9 million in cash dividends. As of March 31, 2022, the Company had $151.8 million in cash, cash equivalents and other liquid investments as compared to $147.9 million as of March 31, 2021.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter of 2022 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the first quarter of 2022 and 2021, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2022	2021
Revenue
Real estate revenue	$36.8	$21.0
Hospitality revenue	16.3	13.1
Leasing revenue	8.8	5.6
Timber revenue	3.0	1.6
Total revenue	64.9	41.3
Expenses
Cost of real estate revenue	15.3	10.5
Cost of hospitality revenue	14.9	11.5
Cost of leasing revenue	3.7	2.7
Cost of timber revenue	0.2	0.1
Corporate and other operating expenses	5.6	7.1
Depreciation, depletion and amortization	5.0	3.9
Total expenses	44.7	35.8
Operating income	20.2	5.5
Investment income, net	2.3	1.2
Interest expense	(4.1)	(3.6)
Other income, net	0.1	1.4
Income before equity in loss from unconsolidated joint ventures and income taxes	18.5	4.5
Equity in loss from unconsolidated joint ventures	(0.5)	(0.5)
Income tax expense	(4.5)	(1.0)
Net income	13.5	3.0
Net (income) loss attributable to non-controlling interest	(0.1)	0.2
Net income attributable to the Company	$13.4	$3.2
Basic Net income per share attributable to the Company	$0.23	$0.05
Basic Weighted average shares outstanding	58,882,549	58,882,549

Summary Balance Sheet (Unaudited)
($ in millions)

	March 31, 2022	December 31, 2021
Assets
Investment in real estate, net	$741.5	$690.1
Investment in unconsolidated joint ventures	52.6	52.0
Cash and cash equivalents	33.1	70.2
Investments – debt securities	118.2	89.0
Other assets	69.9	70.3
Property and equipment, net	35.9	31.1
Investments held by special purpose entities	205.1	205.5
Total assets	$1,256.3	$1,208.2

Liabilities and Equity
Debt, net	$256.8	$223.0
Other liabilities	67.8	68.0
Deferred revenue	37.4	36.2
Deferred tax liabilities, net	79.7	77.3
Senior Notes held by special purpose entity	177.6	177.6
Total liabilities	619.3	582.1
Total equity	637.0	626.1
Total liabilities and equity	$1,256.3	$1,208.2
Corporate and Other Operating Expenses (Unaudited)
($ in millions)

	Quarter Ended March 31,
	2022	2021
Employee costs	$2.4	$3.8
Property taxes and insurance	1.3	1.4
Professional fees	1.1	0.8
Marketing and owner association costs	0.2	0.7
Occupancy, repairs and maintenance	0.2	0.1
Other miscellaneous	0.4	0.3
Total corporate and other operating expenses	$5.6	$7.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions except share and per share amounts)

“Cash Generated for Distribution or Investment” (CGFDI) and CGFDI Per Share are non-GAAP measures, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. CGFDI is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distributions from Unconsolidated Joint Ventures” and subtracting “Capital Distributions to Non-Controlling Interest”, “Principal Payments for Debt”, “Principal Payments for Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position. CDFGI Per Share is calculated by dividing CGFDI by “Basic Weighted Average Shares Outstanding.”

	Quarter Ended
	March 31,
	2022	2021
Net Cash Provided by Operating Activities	$19.8	$9.8
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	25.9	12.0
Plus: Capital Distributions from Unconsolidated Joint Ventures	0.2	--
Less: Capital Distributions to Non-Controlling Interest	(0.7)	(0.3)
Less: Principal Payments for Debt	(0.5)	(0.5)
Less: Principal Payments for Finance Leases	--	--
Less: Maintenance Capital Expenditures	(1.3)	(0.8)
CGFDI	$43.4	$20.2
Basic Weighted Average Shares Outstanding	58,882,549	58,882,549
CGFDI Per Share	$0.74	$0.34

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2022 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: the potential impacts of the ongoing COVID-19 pandemic; our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; interest rate fluctuations; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2022, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com